Exhibit 23(b)

CONSENT

We hereby consent to the reference to our firm name and our audit of the estimates of proved reserves of natural gas, oil and natural gas liquids that Energen Corporation attributed to its net interests in oil and natural gas properties located in the U.S. as of December 31, 2014 which appears in this Form 10-K and the inclusion of our report dated February 11, 2015, which appears as an Exhibit to this Form 10-K. In addition, we hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 33-46641, File No. 333-104726, File No. 33-48505, File No. 333-59804, File No. 333-26111, File No. 333-45107, File No. 333-84170 and File No. 333-178794) of Energen Corporation to the reference to our firm name and our audit of the estimates of proved reserves of oil, natural gas liquids and natural gas that Energen Corporation attributed to its net interests in oil and natural gas properties located in the U.S. as of December 31, 2014 which appears in this Form 10-K and our report dated February 11, 2015, which appears as an Exhibit to this Form 10-K.
/s/ Ryder Scott Company, L.P.
Houston, Texas
March 2, 2015